Infinovate LLC

Infinovate is an online investment fund analytics platform that uniquely meets the needs of advisors and their analysts seeking to build their own investment models and analyze their performance.


INFINOVATE

Invest

$100.00 minimum investment

Deadline May 29, 2020
in a month

Unit Price
$10.00

Total Raised
$310

Valuation
$10,000,000

4(a)(6) offering provided by Netcapital Funding Portal, Inc. and 506(c) offering provided by Livingston Securities, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

Infinovate is a time savior to financial advisors across the United States.

Infinovate is one kickass real time financial platform that calculates complex performance analytics and builds individualized Fund and predictive models that uniquely meet the needs of financial advisors, family offices, analysts and investors seeking to create their own models and track individual performance.

DEAL HIGHLIGHTS

- Highly Experienced Management Team
- 3 years of testing by a high growth Registered Investment Advisory firm
- Online, real time, predictive modeling platform
- Managed by the user

PROBLEM

There are too many Mutual Funds to keep track of, even for experienced institutional investors.

It is possible but impractical (and outright ridiculous) to cram 30,000 Mutual Funds into excel spreadsheets. Spreadsheets are unwieldy and don't offer valuable features like predictive modeling.

For investors, this means it can be very difficult to track the performance of funds, pick investments, or measure estimated returns.

Problem


THE PROBLEM
EXISTING ANALYTICS PLATFORMS:
Manual input statistical data across multiple pages (LABORIOUS!)
No Predictive Modeling (INCOMPLETE VALUATIONS!)
Inundate and slow down pages with unnecessary graphics that lack analytical value (TIME CONSUMING!)

SOLUTION

It takes an average of 8 hours to build a financial model from scratch in an excel spreadsheet.

With Infinovate, investors can use minimal clicks (3 max) and the ability to sort and filter through voluminous amounts of data to construct financial models seamlessly and efficiently.

We have built a real time financial platform that calculates complex performance analytics, builds individualized fund and predictive models that uniquely meets the needs of financial advisors, family offices, analysts, and investors seeking to create their own models and track individual performance.


THE SOLUTION
Infinovate analyzes more than 30,000 mutual funds and displays them in a consolidated and user friendly dashboard
Users may search the Universe of Traded Funds and sort and filter via personal criteria
Users may utilize Infinovate's proprietary models for expected daily return calculations for each fund

Solution


THE SOLUTION
Users may save personal notes for each fund
Users can compare the ACTUAL RESULTS of funds to the EXPECTED VALUE in order to identify STYLE DRIFT as well as POSITIVE & NEGATIVE TRENDS of a manager.
Users may build custom models to monitor and benchmark performance
5.05%
Avg. daily viewers
115,945
7.26%
Here's a tip

Solution

BUSINESS MODEL

Infinovate plans to use a hybrid business model, combining a SaaS subscription model with additional advisory services for some clients.

MARKET

The market focus is on financial entities that hold significant amounts of liquid assets under management (AUM). The amount of AUM indicates the need for investment analysis and predictive analytics. Infinovate does not receive any compensation based on an entity's amount of AUM but may received compensation based on the investment activity of the AUM.



THE MARKET
WEALTH MANAGERS
• $2.237 Trillion in total assets under management (AUM) – 12,802 firms
RIA'S, BROKER/DEALER AFFILIATES
• $46 Trillion in total AUM – 4,067 firms
ASSET MANAGERS
• $4.25 Trillion in total AUM – 3,103 firms
HEDGE FUNDS
• $42.7 Trillion in total AUM – 2,684 firms
SINGLE FAMILY OFFICES
• $1.2 Trillion in total AUM – 3,000 Single Family Offices
• $400 Million to $400 Billion total AUM – 150 Multi-Family Offices
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INFINOVATE

Market

COMPETITIVE LANDSCAPE

Competition



THE COMPETITION
MORNINGSTAR
Zephyr
Bloomberg
THOMSON REUTERS
* BIGGER DOESN'T MEAN BETTER--In contrast to INFINOVATE, these companies primarily use enterprise-level approach, including items such as analyst commentaries proprietary and undefined analytical methodologies for a general instead of individual market
9
INFINOVATE

PROGRESS

The Company has developed the platform and tested the analytics over the past 3 years. The Company has completed the basic product development and testing.

The Company is seeking funds to take the operating platform and analytics to market.

TEAM

The team is composed of experienced C level executives with a significant track record of success. The broad based experience and abilities with data and predictive analytics creates a unique management team.

Blair Buick

CFA, Senior Vice President, Infinovate, LLC and The Renaissance Companies, Inc.

Blair serves as project manager and subject matter expert for the firm's financial industry-related projects. Prior to joining Renaissance in 2013, she served as Vice President, Director of Product Marketing at Altegris Investments where she played an instrumental role in developing alternative investment educational materials and launching the firm's first mutual funds. Previously, Blair held the positions of Client Service Associate and Product Manager for the firm's systematic platform at Allianz Global Investors (formerly known as Nicholas-Applegate Capital Management). Blair has also held the positions of Consulting Associate at REIT valuation specialist Green Street Advisors, Research Analyst at LPL Financial, where she focused on mutual fund research and private placement due diligence, and Property Accountant for Bright Horizons.

Blair holds a Bachelor of Science in Management with a concentration in Finance from Boston University and is a CFA charterholder. She is a member of the CFA Institute and 100 Women in Hedge Funds and previously held FINRA Series 7, 24, 66, and 87.

Jason Ozur

Senior Managing Director and Portfolio Manager, Lido Advisors, LLC

Jason joined Lido Advisors in 2009 and has over 15 years of investment experience. He is Co-Chairman of Lido's investment committee and is responsible for management of Lido's Hedged Hybrid strategy.

Jason is a licensed CPA (inactive) and began his career at the CPA firm of Rothstein Kass (now KPMG) performing audits, preparing tax returns, and providing back office services for numerous hedge funds. In 1999, Jason joined the management team for a large family investment office. While working for the family, Jason was on the investment team that managed the family's investments, served as Vice-President of the family's investment advisory business, and CFO of its world-wide water conservation company that did business in over 22 countries. Prior to joining Lido, Jason provided financial oversight as controller of a multi- billion dollar Los Angeles based hedge fund.

Greg Kushner

Chairman and Chief Executive Officer of Lido Advisors, LLC.

Greg has provided financial consulting services for a variety of high net-worth individual clients for over thirty years. In 1999, Greg founded Lido Advisors, a Registered Investment Adviser, to provide objective and personal financial solutions, multigenerational planning, and to act as the "Chief Investment Officer" for ultra- high net-worth investors and family offices. In addition to managing Lido, Greg's responsibilities also include managing client relationships including all aspect of management of their wealth.

In 1995, Mr. Kushner founded Lido Consulting, Inc. to provide consulting services for family offices. Services include helping to create and implement best practices within the family office structure and extend to all facets of running and maintaining a family office. Lido Consulting also provides resources on a number of topics important to the effective management of wealth, and Lido Consulting hosts over 20 invitation-only events per year with topics including investment strategy, economic outlook, risk management, family office creation, charitable giving and asset allocation.

Greg began his career in 1978 with Peat, Marwick & Mitchell, CPA's (now KPMG) where he performed tax preparation and planning for clients of the firm. Subsequently, he joined Security Pacific Bank and helped form the Bank's Personal Financial Planning Department. He later joined Price Waterhouse in 1985 as a Senior Manager in the Personal Financial Planning Department for the Firm's Southern California region until 1989. Mr. Kushner served as Vice President with Chase Manhattan Bank in its Private Banking Department from 1989 to 1992 and as CFO and Family Office Director for a wealthy Beverly Hills based family from 1992 to 1995.

Mr. Kushner is the founder of the Southern California Family Office Directors Association, founded in 1993, and in 2001 formed the Palo Alto Family Office Directors Association in 2001. Greg also volunteers and serves as a Director and Chief Financial Officer of a private family foundation that provides substantial grants to veterans' causes throughout the United States.

Floyd W. Kephart

Chairman, The Renaissance Companies, Inc.

Mr. Kephart is Chairman of the Board of The Renaissance Companies a private financial, real estate, gaming and marketing advisory firm, with offices in Las Vegas, NV and Rancho Santa Fe, CA and affiliate offices in London and Dubai (www.solutionfinancing.com) and (www.renaissancecompanies.com). In 2009, Kephart was the Co-Founder of Metis Financial Network (www.metisfn.com). Metis created MREN (www.mren.com) the first global commercial real estate collaboration network platform. Kephart served as Chairman of Metis from 2009-2015.

Kephart served as Chairman and Chief Executive Officer of Artists & Entertainment International, Inc. from 1987 through 1997. He continues to serve as Chairman Emeritus. Kephart served as Chairman of the Board of Directors of SolutionsAmerica, Inc., a healthcare consulting firm, from January 1997 to May 1999. Kephart was Chairman of the Board of Leisure Industries from January 2002 to May 2003.

Kephart has also served as Former Chairman and Chief Executive Officer of Capital Development Corporation, a merchant banking firm, from 1974-1979; Former Chairman of Insight Marketing Corporation; former Chairman and Chief Executive Officer of an AMEX Real Estate Development Company as well as Southern States Corporation.

Kephart has worked on major corporate, financial structuring or marketing projects with over 50 major clients including: Columbia/HCA, Sony, Sega, Chrysler, Volkswagen, General Motors (Buick, Cadillac, GM Credit Card) NBC, ABC, Radio City Music Hall, NFL (Super Bowl), Branson, Mo., Vail Corporation, Producers Entertainment, and Harmony Holdings.

Kephart was the founder of Sports New Network, the first online, real-time database for sports. In 2011, Kephart developed the Del Mar Thoroughbred Club’s mobile app (DMTC). The app was the first thoroughbred racing app to integrate information, track marketing and on-track wagering (by smart phones and tablets) that was approved by the iTunes and Android stores.

Served as a political analyst and commentator for NBC on all federal elections from 1968---1984. Produced more than 1,500 –hours of award winning live television programing and is a published songwriter. Served as publisher of a national magazine and developed a series of political newsletters.

Served on the S.E.C.’s Advisory Commission on Small Capital Formation. Kephart held several Tennessee state government positions, including Budget Director Department of Transportation, and was the creator and first Director of Tennessee’s Fiscal Review Committee (Tennessee’s Legislative Financial Service). Kephart worked at the White House as a research assistant during the administration of John F. Kennedy and has provided services to four other U.S. Presidential administrations.

USE OF PROCEEDS

If the offering's maximum Reg CF allocation of $1,070,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$280,975	26.3%
Technology Development	$257,765	24.1%
Debt Reduction	$277,125	25.9%
Marketing	$201,705	18.9%
Intermediary fees	$52,430	4.9%

If the offering's maximum amount of $2,000,000 across Reg. CF and Reg. D is raised:

Use	Value	% of Proceeds
Compensation for managers	$350,000	17.5%
Technology Development	$500,000	25.0%
Debt Reduction	$250,000	12.5%
Marketing	$300,000	15.0%
Additional Hiring	$250,000	12.5%
Administrative/Legal Cost	$252,000	12.6%
Intermediary fees	$98,000	4.9%

TERMS

This is a side-by-side offering of Class Reg CF Common Units, under registration exemptions 4(a)(6) and 506(c), in Infinovate LLC. Up to $1,070,000.00 may be raised under the 4(a)(6) exemption. Netcapital will determine which exemption applies to your investment and notify you before you complete your investment.

The amount raised under the two exemptions must total at least $10,000 by May 29, 2020 at 11:59pm ET. If the total doesn't reach its *target*, then your money will be refunded. Infinovate LLC may issue additional securities to raise up to $2,000,000, the offering's *maximum*.

$310 raised

$10,000 minimum

If the side-by-side offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,200,000 units
× $10.00 per unit

$12,000,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

Financial Statements

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemptions 4(a)(6) and 506(c) of the Securities Act of 1933. Similar information is sometimes offered in a Private Placement Memorandum for 506(c) offerings.

Latest offering statement

UPDATES

Apr 7, 2020 • Primary offering of 200,000 shares at $10.00

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UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.